Exhibit 4.7

Execution Version

SERVICES AGREEMENT

by and between

ARDAGH GROUP S.A.

and

ARDAGH METAL PACKAGING S.A.

Dated as of August 4, 2021

i

Article V

INTELLECTUAL PROPERTY

Section 5.1	Intellectual Property	19
Section 5.2	Ardagh Name License	20
Section 5.3	Transitional License	21

Article VI

CONFIDENTIALITY

Section 6.1	Specified Confidentiality Matters	21

Article VII

INDEMNIFICATION

Section 7.1	Indemnification by Receiving Party	22
Section 7.2	Indemnification by the Providing Party	22
Section 7.3	Indemnification Regarding Ardagh Name and Ardagh Logo	23
Section 7.4	Procedures for Indemnification	23

Article VIII

TERM AND TERMINATION

Section 8.1	Term; Termination of Services	24
Section 8.2	Migration Plan; Transition Assistance	26
Section 8.3	Survival	27

Article IX

MISCELLANEOUS

Section 9.1	Notices	28
Section 9.2	Interpretation	28
Section 9.3	Execution in Counterparts	29
Section 9.4	Entire Agreement	29
Section 9.5	Severability	29
Section 9.6	Assignment	29
Section 9.7	Amendment	30
Section 9.8	Waiver	30
Section 9.9	Governing Law	30

ii

Exhibits

Exhibit A – AGSA Services
Exhibit B – AMPSA Services
Exhibit C – Shared Space Leases
Exhibit D – Ardagh Name License

iii

SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of August 4, 2021 (this “Agreement”), is made and entered into by and between Ardagh Group S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B160804 (“AGSA”), and Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B251465 (“AMPSA”). AGSA and AMPSA are referred to individually as a “Party,” and collectively, as the “Parties.”

WHEREAS, AMPSA is engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services (the “AMP Business”);

WHEREAS, prior to consummation of the transactions (the “Closing”) contemplated by that certain Business Combination Agreement, dated as of February 22, 2021, by and among AGSA, AMPSA, Gores Holdings V, Inc., a Delaware corporation, and Ardagh MP MergeCo Inc., a Delaware corporation, AMPSA was a wholly-owned subsidiary of AGSA and the AGSA Entities provided certain services to the AMP Entities and the AMP Entities provided services to the AGSA Entities;

WHEREAS, following the Closing, AGSA holds approximately eighty-one point eight percent (81.8%) of the issued and outstanding shares of AMPSA; and

WHEREAS, following the Closing, AGSA and AMPSA deem it to be appropriate and in their mutual best interests that the AGSA Entities continue to provide certain services to the AMP Entities, and that the AMP Entities continue to provide certain services to the AGSA Entities, in each case, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions

Section 1.1         Certain Defined Terms. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any action, suit, proceeding, arbitration, claim, demand, litigation, prosecution, contest, investigation, inquiry, hearing, inquest, audit, complaint, dispute or other legal recourse, in each case, by or before a Governmental Authority or arbitration tribunal, whether civil, criminal, administrative, disciplinary or otherwise.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that for the purposes of this Agreement, the AMP Entities shall not be Affiliates of AGSA.

“AGSA Entities” means AGSA and its Affiliates, other than any AMP Entity.

“AMP Entities” means AMPSA and its Subsidiaries.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in Luxembourg City, Luxembourg are required or authorized by Law to be closed for business.

“Contract” means a legally-binding contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Governmental Authority” means any national, federal, state, local, supranational, regional, or provincial government or any court of competent jurisdiction, administrative or regulatory agency, board, bureau, arbitrator, tribunal, or arbitral body or commission or other national, state, local, supranational, regional or provincial governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“Group” means, in respect of AGSA, the AGSA Entities, and in respect of AMPSA, the AMP Entities.

“Intellectual Property” means all intellectual property worldwide, including the following: (a) patents and patent applications, all divisionals, continuations, continuations-in-part, revisions, renewals, extensions, substitutions and re-examinations and reissues thereof and all industrial design rights and utility models; (b) trademarks, service marks, trade dress, trade names, community design rights, Internet domain names, and all other identifiers indicating a business or source of goods or services, together with the goodwill associated exclusively with any of the foregoing (collectively, “Trademarks”); (c) copyrights, including copyrights in copyrightable works, works of authorship and computer software, and all database and design rights and rights in data collections, in each case, whether or not registered or published, all moral rights (however denominated) and all other rights equivalent to any of the foregoing; (d) registrations, applications for registration, renewals, extensions and reversions for any of the foregoing; (e) trade secrets and other proprietary and confidential information (excluding tangible embodiments of such proprietary and confidential information), including all rights in confidential customer lists and know-how; (f) all other intellectual property rights arising from software or technology; and (g) all corresponding (including under international treaties or conventions) or equivalent intellectual property rights in or to any of the foregoing anywhere in the world.

“Law” means any national, federal, state, provincial, local or supranational law (including common law), statute, code, Governmental Order, consent decree, doctrine, ordinance, rule, regulation, treaty or other legal requirement of any Governmental Authority.

“Permitted Holder” means any Affiliate of AGSA as of the date hereof or any of their respective Affiliates.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or Governmental Authority or any political subdivision, agency or instrumentality of a government.

“Personal Information” means, in addition to any definition for “personal information” or any equivalent term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Providing Party or the Receiving Party in any of their respective privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person. Personal Information may relate to any individual, including a current, prospective or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Subsidiary” of any Person means another Person, of which at least a majority of the outstanding securities or ownership interests having, by their terms, ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries; provided, however, that, for purposes of this Agreement, the AMP Entities shall not be deemed to be Subsidiaries of AGSA.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, use, value-added, capital, license, severance, stamp, recording, documentary, premium, environmental, capital stock, profits, withholding, registration, customs duties, employment, alternative or add-on minimum, estimated, escheat or other taxes of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments imposed by any taxing authority.

“Termination Date” means, with respect to any Service, the date on which such Service is terminated, and with respect to this Agreement, the date on which this Agreement is terminated, in each case, pursuant to the terms hereof.

Section 1.2         Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Agreement	Preamble
AGSA Indemnitees	Section 7.3
AGSA Retained Business	Section 2.1(a)
AGSA Services	Section 2.1(a)
AMP Business	Recitals
AMPSA	Preamble
AMPSA Services	Section 2.1(a)
Ardagh Logo	Section 5.3
Ardagh Name License	Section 5.2(a)
Assessment Date	Section 3.1(a)
Background Intellectual Property	Section 5.1(a)
Business	Section 2.1(a)
Business Unit Services	Section 2.1(a)
Change of Control of AMPSA	Section 8.1(b)
Change of Control of AGSA	Section 8.1(c)
Claim Notice	Section 7.4(a)
Closing	Recitals
Corporate Services	Section 2.1(a)
Covered Taxes	Section 3.9
Defense Notice	Section 7.4(b)(i)
Deliverables	Section 5.1(c)
Fees	Section 3.2
Force Majeure Event	Section 2.10
Foreground Intellectual Property	Section 5.1(b)
Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Indemnity Claim	Section 7.4(a)(i)
Initial Term	Section 3.1(a)
IT Security Policies	Section 2.12(b)(ii)
IT Systems	Section 2.12(a)
Migration Plan	Section 8.2(a)
Parties	Preamble
Party	Preamble
Payment Date	Section 3.4
Provider Indemnitees	Section 7.1
Providing Party	Section 2.1(b)(i)
Receiver Indemnitees	Section 7.2
Receiving Party	Section 2.1(b)(i)
Representatives	Section 2.7
Required Consents	Section 2.4(a)
Reset Date	Section 3.1(b)
Services	Section 2.1(a)
Services Manager	Section 2.8
Shared Leased Premises	Section 2.2(a)
Shared Space Lease	Section 2.2(a)
Shared Space Term	Section 2.2(b)

Tax Benefit	Section 3.9(a)
Terminated Services	Section 8.1(d)
Termination Notice	Section 8.1(d)
Trademarks	Definition of Intellectual Property
Transitional License	Section 5.3
Transitional Sublicensees	Section 5.3
Third Party	Section 2.3
Third Party Claim	Section 7.4(a)(i)
Underlying Document	Section 2.1(c)

Article II

Services

Section 2.1         Description of Services.

(a)            On the terms and subject to the conditions of this Agreement, commencing on the date hereof (i) AGSA shall provide, or cause to be provided by one or more of the other AGSA Entities, the services set forth in Exhibit A hereto to the AMP Entities, in each case, in support of the AMP Business (the “AGSA Services”), and (ii) AMPSA shall provide, or cause to be provided by one or more of the other AMP Entities, the services set forth in Exhibit B hereto (the “AMPSA Services” and together with the AGSA Services, the “Corporate Services”) to the AGSA Entities in support of their respective businesses (which for the avoidance of doubt shall exclude the AMP Business) (the “AGSA Retained Business”, and each of the AGSA Retained Business and the AMP Business, a “Business”). In addition, prior to the date hereof, certain operating companies of AGSA’s Group provided certain services and recharges to operating companies of AMPSA’s Group, and vice versa, in each case, as reflected in AGSA’s reported results for the “Metal Beverage Packaging” segment and its 2020 to 2024 long range plan for such segment, (such services and recharges, collectively, the “Business Unit Services” and together with the Corporate Services, and any ancillary services that are reasonably necessary in connection with the Business Unit Services or the Corporate Services or inherent to the successful delivery of such services the “Services”). On the terms and subject to the conditions of this Agreement, commencing on the date hereof, such Business Unit Services shall continue to be provided by the applicable AMP Entities or AGSA Entities, in each case in a manner and on terms consistent with past practices. The Services may only be modified pursuant to, and in accordance with, the terms of this Agreement.

(b)            The Parties acknowledge and agree that (i) a Party (in its capacity as a provider of Services, the “Providing Party”) may satisfy its obligations hereunder to provide Services to the other Party (such other Party or its Affiliates, the “Receiving Party”) by causing one or more of its Affiliates to provide or procure such Services (in which case, such Affiliates shall be included in the definition of “Providing Party” for all purposes hereof in respect of such Services), which Affiliates such Providing Party may change in its discretion from time to time and without prior notice to the Receiving Party (provided that such change does not cause any material disruption to the delivery of Services), and (ii) a Providing Party or its Affiliates may be providing similar services, or services that involve the same resources as those used to provide the Services, to its internal organizations, other Affiliates or third parties. The Providing Party reserves the right to modify any or all of the Services to the extent reasonably necessary so that the provision or use of any of the Services hereunder would not violate any Law applicable to the Services, the Providing Party or any of its Affiliates and Representatives, including any applicable antitrust and competition Law; provided that the Providing Party shall provide the Receiving Party with prior written notice of any such modification and the Parties shall work together in good faith to provide for a replacement to such Services.

(c)            Notwithstanding anything to the contrary in this Agreement, the obligations of the Providing Parties to provide any Service relating to real property and facilities under this Agreement shall be subject to, in all cases, the terms and conditions of any relevant underlying lease, sublease or agreement or instrument with a party other than an Affiliate of the Providing Party (each, an “Underlying Document”); provided that, to the extent the Underlying Document prohibits provision of the applicable Service, the applicable Providing Party shall use commercially reasonable efforts to amend or modify the Underlying Document, or obtain a waiver or consent from the applicable third party, in each case, such that the applicable Service is no longer prohibited, and the Receiving Party shall reasonably cooperate in connection therewith. Without limitation to the foregoing, any Service of the type described in the preceding sentence shall immediately terminate without any further action on the part of the Parties in the event that the Underlying Document terminates in accordance with its terms and is not replaced by a similar arrangement; provided that the Providing Party shall provide the Receiving Party with prior notice of any such termination as promptly as practicable and the Providing Party and the Receiving Party shall work together in good faith to provide for a replacement to such terminated Service, or shall otherwise discuss and agree in good faith on an appropriate adjustment to the Fees for such terminated Service. In the event of any conflict between this Agreement and the terms and conditions of any Underlying Document, the terms and conditions of the Underlying Document shall control.

(d)            To the extent not set forth in Exhibit A or Exhibit B or included in the Business Unit Services, and as reasonably required to perform the Services, the Providing Party may request and, subject to the prior written consent of the Receiving Party (such consent not to be unreasonably conditioned, withheld or delayed), the Receiving Party shall provide, subject to compliance with applicable Law (including any applicable antitrust and competition Law) and the Receiving Party’s standard rules and procedures for access to its real property or facilities, designated members of the Providing Party or its Affiliates with access to the Receiving Party’s premises and such equipment, telecommunications systems, computer systems, records and personnel designated by the Receiving Party as involved in receiving or overseeing the Services; provided that such access shall be subject to the Receiving Party’s overall supervision and control; provided, further, that if the failure to receive such access renders the Providing Party unable to perform any Services pursuant to the terms of this Agreement, the Providing Party shall be relieved of its obligations with respect to such Services until access is provided.

Section 2.2         Shared Space.

(a)            The premises leased by an AGSA Entity or an AMP Entity, as lessee, as applicable (the “Shared Leased Premises”), pursuant to the leases set forth on Exhibit C (each, a “Shared Space Lease” and collectively, the “Shared Space Leases”) are used in both of the Businesses.

(b)            For the term of this Agreement or such other period as set forth on Exhibit C (each, a “Shared Space Term”), each AMP Entity, on the one hand, or AGSA Entity, on the other hand, shall have the right to use and occupy that portion of the Shared Leased Premises and to use that portion of the common areas related to the Shared Leased Premises, in each case, in accordance with the terms and conditions of the Shared Space Leases. For the purposes of this Section 2.2, an AGSA Entity or AMP Entity, as applicable, being the tenant under the applicable Shared Space Lease immediately following the Closing, is the Providing Party, and an AMP Entity or an AGSA Entity, as applicable, using the Shared Leased Premises pursuant to the terms hereof, is the Receiving Party. During the applicable Shared Space Term (and included in the Fees payable pursuant to Section 3.2) with respect to each Shared Leased Premises (including all common areas related thereto), all costs relating to such Shared Leased Premises, including rent, maintenance, water, sewer, telephone, electricity and gas service, common area charges, amounts of public liability, damage, fire and extended coverage insurance as may be required under the Shared Space Lease, and any real estate property taxes owed by the Providing Party shall be borne by the Providing Party on the one hand, and the Receiving Party, on the other hand, based on the portion of such Shared Leased Premises used or occupied by the Providing Party or the Receiving Party.

(c)            The Receiving Party shall vacate its portion of the Shared Leased Premises on or prior to the expiration of the Shared Space Term applicable to the Shared Leased Premises; provided, that the Providing Party shall provide reasonable advance notice thereof to the Receiving Party. The Receiving Party shall be responsible for all moving and similar costs associated with vacating such Shared Leased Premises and will leave its portion of such Shared Leased Premises in broom clean condition; provided that the Receiving Party shall not be responsible for returning its portion of the Shared Leased Premises to any pre-existing condition, unless such obligation is imposed upon the Providing Party pursuant to the applicable Shared Space Lease and known to the Receiving Party.

Section 2.3         Third Party Services. The Parties acknowledge and agree that certain of the Services to be provided under this Agreement have been, and will continue to be, provided (in accordance with this Agreement) by a Person that is not an Affiliate of the Providing Party (a “Third Party”). To the extent so provided prior to the date hereof, the Providing Party shall use commercially reasonable efforts to (a) cause such Third Party to provide such Services under this Agreement or (b) enable the Receiving Party to avail itself of such Services directly; provided that, without limiting Section 2.4, if any such Third Party is unable or unwilling or not contractually obligated to provide any such Services to the Receiving Party, the Providing Party shall consult with the Receiving Party to determine an alternative manner in which such Services can be provided to the Receiving Party, and shall use commercially reasonable efforts to ensure that such alternative arrangement is procured without interruption in or delay to the Services provided to the Receiving Party. Except as may be consented to by the Providing Party (which consent will not be unreasonably withheld, conditioned or delayed) or as shall be reasonably necessary to effectively provide the Services, the Providing Party will have the sole right to instruct, direct, control and supervise all Third Parties in connection with their provision of the Services.

Section 2.4         Consents.

(a)            The Providing Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide all notices and obtain all waivers, consents, authorizations and approvals necessary to allow the Providing Party (directly or by way of a Third Party) to provide the Services, and to allow the Receiving Party to access and use the Services, in a manner that is consistent with the way such services were provided in the ordinary course of business prior to the date hereof or as otherwise agreed by the Parties in writing, including on Exhibit A or Exhibit B, as applicable (the “Required Consents”), and the Receiving Party shall reasonably cooperate in connection therewith.

(b)            In the event that any Required Consent is not obtained, then, unless and until such Required Consent is obtained or a reasonable alternative arrangement is implemented (including any Required Consents for the provision of pass-through supply arrangements or licenses by Third Parties), the Parties shall discuss in good faith a reasonable alternative arrangement and use commercially reasonable efforts to achieve such reasonable alternative arrangement, in each case, for the Receiving Party to continue to operate its business in a manner that does not materially and negatively affect such business and for the Providing Party (directly or by way of a Third Party) to perform or provide Services in a manner that does not materially decrease the standard of services or materially increase the costs to the Providing Party in providing such Services. Any fees or expenses incurred in connection with any Required Consents shall be paid by the Receiving Party; provided that the Providing Party shall not agree to the payment of any such fees or expenses without the prior written consent of the Receiving Party. If any Required Consent or alternative arrangement is not available despite the commercially reasonable efforts of the Parties or as a result of the Receiving Party failing to consent to the incurrence of the fees and expenses relating to obtaining any Required Consent, the Providing Party shall not be required to provide the applicable Services and the Parties will in good faith discuss and agree on an appropriate adjustment to the Fees to reflect that such Service will not be provided.

Section 2.5         Standard of Services. Unless otherwise expressly provided in this Agreement or the Parties agree in writing to a different arrangement, the Providing Party shall at all times perform the Services (a) in a manner that is consistent, in all material respects, in nature, scope, quality and timeliness with how the applicable Services were provided to the applicable Business during the twelve (12)-month period prior to the date hereof and (b) with the use of reasonable care and good industry practice. Upon written notice to the Receiving Party, the Providing Party may modify, change or enhance the manner, methodology, systems or applications used to provide any Service to the Receiving Party (but not the quality of such Service or the standard of care used to provide such Service) to the extent that the Providing Party is making a similar change in the performance of such services for its businesses or its Affiliates; provided that such change does not have a material adverse effect on the standard of service set forth in this Section 2.5.

Section 2.6         Provision of Services.

(a)            All labor matters relating to employees of the Providing Party (including employees involved in the provision of the Services to the Receiving Party) shall be within the exclusive control of the Providing Party, and the Receiving Party shall not take any action affecting such matters. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one Party to the other. The Providing Party shall have the sole responsibility to employ, pay, supervise, manage, control, direct and discharge all of the personnel used in its provision of Services hereunder. Except as may otherwise be expressly provided in this Agreement, the Providing Party may terminate the employment of any employee involved in the provision of the Services without obtaining the consent of the Receiving Party. The Providing Party shall be solely responsible for the payment of all employee wages, benefits and any other direct and indirect compensation for any of its personnel assigned to perform Services under this Agreement, as well as worker’s compensation insurance, employment taxes and other employer liabilities relating to such personnel as required by Law.

(b)            The Providing Party may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that (i) the Providing Party shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to the Providing Party and (ii) the Providing Party shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by the Providing Party.

(c)            Except as may otherwise be expressly provided in this Agreement, the management and supervision of, and control over, the provision of the Services by the Providing Party shall reside solely with the Providing Party.

(d)            Each of the Parties acknowledges that they are separate entities, each of which has entered into this Agreement for independent business reasons. The Providing Party shall be an independent contractor in connection with the performance of Services hereunder for any and all purposes (including federal, state or local tax purposes), and the employees performing Services in connection herewith shall not be deemed to be employees or agents of the Receiving Party and nothing contained herein shall be deemed to create a “partnership”, “single employer”, “joint employer”, “alter ego” or “co-employer” relationship or a principal-agent relationship.

(e)            Each of the Providing Party and the Receiving Party shall, during the term of this Agreement, comply with all applicable Laws, including any competition and investment Laws and, to the extent applicable, any Laws related to the privacy or security of Personal Information, including the EU General Data Protection Regulation 2016/679 (as amended and replaced from time to time) and the California Consumer Privacy Act. If either Party will receive, store, or otherwise process any Personal Information on behalf of the other Party in connection with any of the Services, the Parties agree to enter into a data processing addendum to this Agreement prior to Closing, which shall set forth the terms applicable to such receipt, storage, or other processing, including any terms required by applicable Law and, to the extent applicable, any terms necessary to provide appropriate safeguards for the international transfer of Personal Information.

Section 2.7         Cooperation. The Parties shall, and shall cause each of their respective Affiliates and each of the foregoing entities’ respective directors, managers, officers, employees, agents or advisors (collectively, “Representatives”) to, cooperate with each other in good faith (a) in the performance of the Services and the Parties’ respective obligations under this Agreement to provide required services specified herein and (b) to maintain business continuity. Where necessary for the Providing Party to provide the Services, the Receiving Party shall (i) provide information and documentation reasonably sufficient for the Providing Party to perform, or cause to be performed, the Services and (ii) make available, as reasonably requested by the Providing Party, sufficient resources, timely decisions, approvals and acceptances so that the Providing Party may accomplish its obligations hereunder in a timely manner.

Section 2.8         Services Managers. Each of the Parties shall appoint and designate to act as its services manager hereunder (each such person in respect of a Party, a “Services Manager”). Each Services Manager (a) will be directly responsible for coordinating and managing the delivery or receipt of the applicable Services and (b) shall be the principal point of contact for the Parties for all matters relating to the applicable Services. Each month during the term of this Agreement (or such other period as agreed between the Parties), the Services Managers for both Parties will meet to coordinate and manage the delivery or receipt of, and review any changes or other issues relating to, the Services. Any Party may replace its Services Manager at any time and for any reason and, upon any such replacement, the applicable Party shall provide written notice to the other Party of such replacement.

Section 2.9         Service Interruption. Upon reasonable prior notice to the Receiving Party, the Providing Party or any relevant Third Party that is providing Services pursuant to the terms hereof will have the right to temporarily interrupt or suspend (a) the provision of Services for emergency maintenance purposes (including to IT Systems) or (b) the operation of the facilities or IT Systems of the Providing Party or Third Party providing any Services if it is the commercially reasonable judgment of the Providing Party or Third Party that such action is necessary for maintenance or safety purposes. Whenever emergency maintenance is required, the Providing Party shall notify the Receiving Party as far in advance as reasonably practicable under the circumstances that maintenance is required. Any routine maintenance or preventative services shall take place at such time and in the manner determined by the Providing Party, consistent in all respects with its historical practices for such routine maintenance or preventative services. In performing any maintenance contemplated by this Section 2.9, the Providing Party shall use commercially reasonable efforts to minimize the impact of such maintenance on the Services and the Receiving Party’s business. The Providing Party will be relieved of its obligations to provide Services only for the period of time that the relevant facilities or systems are shut down during maintenance but shall also use commercially reasonable efforts to minimize each period of shutdown for such purpose. Immediately following any such shutdown, the Providing Party shall promptly resume providing, or causing to be provided, the Services to the Receiving Party.

Section 2.10       Force Majeure. Neither the Providing Party nor any Third Party providing any Services shall be liable for any interruption, delay or failure to fulfill any obligation under this Agreement, including any interruption, delay or failure of any Service or the quality or quantity thereof if such interruption, delay or failure results from causes beyond its reasonable control, including acts of God, acts of any public enemy, floods, riots, fires, epidemics, pandemics, sabotage, civil commotion or civil unrest, interference by Governmental Authorities, declaration, continuation, escalation or acts of war or terrorism, strike, walkout, lockout or other labor dispute, failure or shortage of energy sources, raw materials or components or other similar events outside the control of the Providing Party or applicable Third Party (“Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Providing Party shall (or in the case of a Force Majeure Event affecting any Third Party providing Services, shall request such Third Party to) reasonably promptly notify the Receiving Party of the Force Majeure Event and the estimated extent and duration of its inability to perform its obligations. The Providing Party (or such Third Party) shall reasonably promptly notify the Receiving Party upon the cessation of any Force Majeure Event and shall resume the performance of the applicable Services as soon as reasonably practicable. The Providing Party shall use its commercially reasonable efforts to minimize the effect of the Force Majeure Event on its obligations hereunder; provided that nothing in this Section 2.10 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the reasonable judgment of the Providing Party, are contrary to its interests. If the Providing Party or any relevant Third Party is unable to provide any of the Services due to a Force Majeure Event, the Parties shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory. During the period of any such Force Majeure Event, the Receiving Party shall be free to acquire such Services from an alternate source, at the Receiving Party’s sole cost and expense, for such period and during the continuation of any agreement entered into with such alternate source. For the avoidance of doubt, the Receiving Party shall not be obligated to pay the Providing Party for those Services during the period when the Providing Party is not itself providing, or providing through a Third Party, such Services (and the Parties shall engage in good faith discussions to determine the applicable portion of the Fee applicable to such Services, if such Services are Corporate Services).

Section 2.11       Obligations. The provision of Services hereunder is subject to the following:

(a)            No Party or any of its Affiliates shall be liable for any action or inaction taken or omitted to be taken by it or a relevant Third Party pursuant to, and in accordance with, written instructions received from the other Party.

(b)            Any Party, its Affiliates and any relevant Third Party may rely upon any written notice or other written or electronic communication of any nature provided by the other Party, and no Party or any of its Affiliates shall have any duty to verify the identity or authority of the other Party representative signing or making any such notice or communication in accordance with this Agreement.

(c)            Any Party and its Affiliates may refuse to take any action requested by the other Party if it is not an action required to be taken under this Agreement.

(d)            The Providing Party shall not have any obligation to perform any Service to the extent that performing such Service is dependent upon, or otherwise requires, the Receiving Party or any of its Affiliates to perform some service, operation or function prior to the Providing Party performing any such Service, unless the Receiving Party or its Affiliates shall have, in fact, prior to when the Providing Party is required to perform such Service, performed such other service, operation or function.

(e)            No Party shall, and each Party shall take commercially reasonable efforts to cause its Affiliates and its and their Representatives not to, tamper with, compromise or circumvent any security system of the other Party or any of its respective Affiliates or any Third Party providing Services hereunder, or obtain access to any program or data other than that to which access has been specifically granted by the other Party or any of its Affiliates or any Third Party providing Services hereunder. Each Party shall, and shall cause its Affiliates and its and their Representatives to, use commercially reasonable efforts to ensure that, in connection with the receipt or provision of Services by such Party or its Affiliates, no computer virus or other malicious code is introduced to the IT Systems of the other Party or its Affiliates.

(f)             Representatives of the Receiving Party receiving the Services or working with the Providing Party in connection with the provision of Services shall at all times be instructed to, and the applicable Party shall take commercially reasonable efforts to cause them to, comply with all physical and technological security rules, policies and procedures of the other Party, its Affiliates and any relevant Third Party provided in writing or made known or available to such Party by such other Party, its Affiliates or a relevant Third Party.

(g)            Subject to Sections 2.4 and 2.5 hereof, in providing the Services, the Providing Party shall not be obligated to: (a) hire or train any additional employees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional equipment, additional software, additional Intellectual Property or additional other personal property; or (d) except as may be set forth on Exhibit A or Exhibit B, convert or transfer any of the Receiving Party’s data to any alternate supplier of the Services or pay any costs related thereto.

Section 2.12       Data and IT Systems Protection. Without limiting Section 2.11, the provision of Services hereunder is subject to, and each Party acknowledges and agrees to, the following:

(a)            From and after the date hereof, any access or use by either Party or its Affiliates of the computer software, hardware, networks or other information technology systems (collectively, “IT Systems”) of the other Party or its Affiliates, and any such access or use shall be subject to the terms and conditions of this Section 2.12.

(b)            To the extent that the performance or receipt of any Services hereunder contemplates or requires (i) the Receiving Party or its Affiliates to have access to or use of any IT Systems of the Providing Party or its Affiliates or (ii) the Providing Party or its Affiliates to have access to or use any IT Systems of the Receiving Party or its Affiliates, the Party having such access shall, and shall cause its Affiliates to, comply with all reasonable and generally applicable written information security and firewall policies, procedures and limitations of the other Party or its Affiliates with respect to such access or use, each as the same having been communicated to the Party or its Affiliate receiving access in writing from time to time (collectively, the “IT Security Policies”). The Party receiving such access shall be responsible hereunder for each of its Representatives’ compliance with the applicable IT Security Policies of the Party providing such access.

(c)            In the event of a cyber-incident for which the Providing Party reasonably believes the Providing Party’s IT Systems have been or could be compromised by a malicious threat actor, the Receiving Party agrees that the Providing Party may take all steps it deems necessary or advisable in its sole and absolute discretion as long as such does not cause harm to the Receiving Party’s IT Systems, with advance notice to the extent practicable or legally permissible in the event such cyber-incident affects the Receiving Party’s business or the Services, to remediate such cyber incident, including termination of or blocking the Receiving Party’s and its personnel’s access and connectivity to the Providing Party’s IT Systems; provided that in the event that, given the nature of the incident, it is not practicable or legally permissible to provide advance notice to the Receiving Party, the Providing Party may remediate such cyber-incident and provide notice to the Receiving Party as soon as reasonably practical thereafter (unless such cyber-incident did not relate to or affect the Receiving Party or the Services); provided, further, that during the pendency of any such termination or blocking of access and connectivity, the Providing Party shall use commercially reasonable efforts to continue providing the applicable Services to the Receiving Party. Without limiting any of the rights provided herein, if the Providing Party reasonably believes that the Receiving Party or its personnel has failed to comply with the security guidelines of the Providing Party in any material respect, the Receiving Party agrees that the Providing Party may do the following: (i) if such failure to comply is malicious, the Providing Party may, upon notice to the Receiving Party describing such non-compliance, terminate or block the Receiving Party’s and its personnel’s access and connectivity to the Providing Party’s IT Systems until such time as the Receiving Party has remedied such non-compliance, or (ii) if such failure to comply is not malicious, the Providing Party may provide the Receiving Party written notice describing such non-compliance and, if the Receiving Party fails to remedy such non-compliance, after cooperation with the Providing Party, within twenty five (25) days after receipt of such notice, the Providing Party may terminate or block the Receiving Party’s and its personnel’s access and connectivity to the Providing Party’s IT Systems until such time as the Receiving Party has remedied such non-compliance.

(d)            Without limiting the foregoing in this Section 2.12, in providing and using the Services, each Party shall comply with all applicable Laws in connection with any access to or use of IT Systems hereunder, including by limiting any access to or disclosure of sensitive proprietary information of a Party by or to the other Party to the extent such access or disclosure is prohibited by applicable Laws.

Article III

FEES AND PAYMENT

Section 3.1         Fees for Corporate Services.

(a)            From the date hereof until December 31, 2024 (such time period, the “Initial Term” and such date, the “Assessment Date”), subject to adjustment as set forth in this Agreement, (i) AMPSA shall receive from AGSA as consideration for the AMPSA Services, the AGSA Services, and (ii) AGSA shall receive from AMPSA as consideration for the AGSA Services, (A) the AMPSA Services and (B) for each calendar year from 2021 through 2024, the fees set forth in Exhibit A.

(b)            Unless the Parties otherwise agree in writing, effective as of the Assessment Date and for the remainder of the term of this Agreement, the Fees for Corporate Services shall be computed based on the fully allocated cost of each such Service with the intention that the Providing Party incurs no gain or loss in providing such Service. At least sixty (60) days prior to the Assessment Date and thereafter at least sixty (60) days prior to each annual anniversary of the Assessment Date (each such date, a “Reset Date”), the Parties shall in good faith negotiate and agree on (i) adjustments to the then-applicable fees for such Services that would take effect starting on the next applicable Reset Date, which shall take into account the then-current costs of providing such Services and the level of Services expected to be provided hereunder until the next Reset Date, and (ii) with respect to the Ardagh Name License, the appropriate consideration for the Ardagh Name License.

(c)            Certain Corporate Services are noted on Exhibit A and Exhibit B to be based on fixed volumes. If in any month (including during the Initial Term) the volume relating to such Corporate Service varies by over twenty percent (20%) relative to the prior calendar quarter, the Parties will in good faith discuss and agree on an appropriate adjustment to the Fees for such Corporate Service.

(d)            The Fees for each Corporate Service (including during the Initial Term) shall adjust in the case of any pass-through Corporate Services provided by a Third Party, (i) upward at such time that any incremental costs are incurred by the Providing Party resulting from the underlying change in pricing by the Third Party, and (ii) downward at such time that the Third Party decreases the pricing charged to the Providing Party in connection with the provision of such Services.

Section 3.2         Fees for Business Unit Services. The Parties acknowledge and agree that fees payable by AMPSA to AGSA and by AGSA to AMPSA for their respective Business Unit Services (collectively with the fees set forth in Section 3.1, the “Fees”) shall be computed based on the fully allocated cost of each such Service with the Providing Party incurring no gain or loss in providing such Service.

Section 3.3         Employee Transfers. The Parties acknowledge and agree that, during the Initial Term, the employment of employees of either Group engaged in providing Services hereunder may be transferred to members of the other Group, which may result in a decrease in the level of Services required to be provided to the transferee of such employment. The Parties intend that any such transfers involving employees providing Corporate Services would occur on a “cost neutral” basis, and will discuss in good faith and agree on any appropriate resulting adjustments to the level or nature of the Corporate Services provided by the transferring Party hereunder and the Fees payable by the transferee under Section 3.1(a) in respect thereof.

Section 3.4         Invoice and Payment. A Providing Party shall deliver to the Receiving Party a monthly invoice for Fees hereunder, as such Fees may be adjusted in accordance with the terms of this Agreement (or pursuant to any amendment to this Agreement); provided that during the Initial Term, a Providing Party shall have no obligation to deliver any invoices for the Fees for any Corporate Services in any month except for such months in which such Fees have been adjusted pursuant to Section 2.1(c), Section 2.4(b), Section 2.10, Section 3.1(c) or Section 3.1(d) (and Exhibit A or Exhibit B, as applicable, has not been updated to reflect such adjustment). Subject to the preceding sentence, each Providing Party shall invoice the Receiving Party on a monthly basis for (a) the Fees for the upcoming month for any Service identified by the Providing Party in writing as a “Fixed Price Service,” and (b) the Fees for the prior month for any Service identified by the Providing Party in writing as a “Variable Price Service.” The actual invoice date will be determined according to the Providing Party’s regular business practices and systems capabilities. Subject to Section 3.6, the invoiced Fees of each Party shall, if practicable, be netted against one another and the Party owing the greater amount shall pay the other Party in arrears in cash by wire transfer of immediately available funds to such account or accounts designated by the other Party, the net of the invoiced Fees, netting such Fees owed to the other Party against the Fees invoiced by the Party owing the greater amount, within thirty (30) days of the date both invoices with respect to the applicable month have been provided (the “Payment Date”). With respect to the Initial Term, the “Payment Date” with respect to Corporate Services, unless adjusted pursuant to Section 2.1(c), Section 2.4(b), Section 2.10, Section 3.1(c) or Section 3.1(d), shall be the last Business Day of each applicable month in which a payment is due.

Section 3.5         Failure to Make Payment. If payment in full in respect of any invoice is not received by the Providing Party from the Receiving Party by the Payment Date (except for any amount in good faith disputed as provided in Section 3.6), the Providing Party shall have the right, after giving forty-five (45) days’ prior written notice thereof to the Receiving Party, to suspend all or any portion of the Services until such time as the Receiving Party has paid in full all amounts then overdue. After such payment in full is received, the Providing Party shall promptly resume providing, or causing to be provided, the Services to the Receiving Party until the termination of such Services or this Agreement in accordance with Article VIII, subject to (a) any further suspension in accordance with this Section 3.5 or (b) earlier termination thereof in accordance with Section 8.1.

Section 3.6         Disputes and Resolution. The Receiving Party shall promptly (and in any event within thirty (30) days following the receipt of the applicable invoice or any audit performed in accordance with Section 3.7, or within thirty (30) days of the applicable month during the Initial Term if the Receiving Party determines that any Fees should have been adjusted pursuant to Section 2.1(c), Section 2.4(b), Section 2.10, Section 3.1(c) or Section 3.1(d)) notify the Providing Party in writing of any amounts billed to it (or required to be paid by it) that are in dispute and reasonably detail the basis therefor. Upon receipt of such notice, the Providing Party will research the items in question in a reasonably prompt manner and cooperate with the Receiving Party to resolve any such dispute. The amount of Fees payable by the Receiving Party shall be reduced by the amount of any Fees disputed in accordance with this Section 3.6, which disputed Fees shall be paid to the Providing Party within fifteen (15) days (or by the applicable Payment Date, if such Payment Date has not yet passed) after settlement of such dispute to the extent owed to the Providing Party; provided that any undisputed portion of such amount shall be included in the calculation of the amount due and paid in accordance with Section 3.4. If any such Fees have already been paid by the Receiving Party to the Providing Party, the Providing Party shall promptly (and in any event within fifteen (15) days) refund to the Receiving Party the amount of such overpayment or, at the option of the Receiving Party, netted against future payments owed by the Receiving Party to the Providing Party pursuant to this Agreement.

Section 3.7         Audit Rights. During the term of this Agreement and for a six (6)-month period thereafter or such longer period as required by an applicable Contract or under any applicable Law (including any competition Law, investment Law or Law relating to data privacy and protection), and upon thirty (30) days’ advance written notice, either Party may audit (including through an independent third-party auditor), during regular business hours, the books and records of the other Party pertaining to the Service in question. For any given Service, either Party shall have the right to audit such books and records of the Providing Party once for each twelve (12)-month period during which payment obligations are due with respect to such Service. The Party requesting an audit pursuant to this Section 3.7 shall be responsible for all costs of conducting such audit, and shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred in connection with such audit; provided, that if the audit of any Business Unit Services during the Initial Term or any Services following the Assessment Date reveals an overpayment by the Party requesting the audit in excess of ten percent (10%) of the applicable Fees being audited, the other Party shall reimburse such initial Party for the reasonable and documented out-of-pocket costs and expenses incurred in connection with such audit. Notwithstanding the foregoing, during the Initial Term, the audit rights set forth in this Section 3.7 shall not apply to any Fees for Corporate Services except to the extent such Fees have been adjusted pursuant to Section 2.1(c), Section 2.4(b), Section 2.10, Section 3.1(c) or Section 3.1(d).

Section 3.8         Records. Each Providing Party shall maintain records of all receipts, invoices, license usage reports and other documents relating to the Services rendered under this Agreement, including the means of calculating the Fees billed to the Receiving Party hereunder, in accordance with its standard, commercially reasonable, accounting practices and procedures. Each Providing Party shall retain such accounting records and make them reasonably available to the Receiving Party and its auditors for a period of three (3) years from the close of each fiscal year of such Receiving Party during which Services were provided. Each Providing Party will cooperate with the applicable Receiving Party and its auditors, as reasonably requested by such Receiving Party, in connection with any such audit.

Section 3.9         Taxes.

(a)            The Receiving Party agrees to pay to the Providing Party, or, to the extent permitted by applicable Law, directly to the relevant Governmental Authority, amounts equal to any sales, use, value-added or other similar Taxes, however designated or levied, that are reasonably invoiced by the Providing Party based upon any (i) Fees due under this Agreement, (ii) the provision of the Services or (iii) the provision or use of materials provided under this Agreement, as provided to the Receiving Party by the Providing Party (such Taxes, “Covered Taxes”). The Providing Party shall provide to the Receiving Party, on a timely basis, all statements, receipts and other customary documentation in connection therewith reflecting such Covered Taxes, required to be delivered to the Receiving Party under applicable Law. In addition, the Providing Party shall provide such other information reasonably requested by the Receiving Party that is necessary for the Receiving Party to report such Covered Taxes on its Tax returns (including for purposes of claiming Tax deductions or Tax refunds). To the extent any such Covered Taxes are paid to the Providing Party, the Providing Party shall timely pay such Covered Taxes to the proper Governmental Authority and use commercially reasonable efforts to assist the Receiving Party, at the Receiving Party’s sole cost and expense, in its efforts to obtain a credit for such Covered Taxes upon the reasonable request of the Receiving Party. If additional Covered Taxes are determined to be due and payable as a result of an audit by a Tax jurisdiction, the Receiving Party agrees to reimburse the Providing Party for such Covered Taxes to the extent that the Covered Taxes for which the Providing Party seeks reimbursement are linked to specifically identified Services invoices that are subject to the imposition by such Tax jurisdiction of Covered Taxes. In the event the Providing Party receives any credit, reduction or refund of Covered Taxes (a “Tax Benefit”), the Providing Party shall promptly pay or credit the Receiving Party with an amount equal to such Tax Benefit to the extent the Receiving Party has previously paid to the Providing Party, or to the relevant Governmental Authority, any such Taxes that are linked to specifically identified Services invoices that are the subject of such Tax Benefit. The Parties shall cooperate in good faith in obtaining any lawful exemption, refund, return, rebate or the like of any Covered Taxes, including filing any necessary exemption or other similar forms, certificates or other similar documents to minimize or eliminate Covered Taxes to the extent permitted by applicable Law. The Parties further agree that, for the avoidance of doubt, Covered Taxes shall not include any franchise Taxes, Taxes imposed on or measured by the gross or net income of the other Party or personal or real property Taxes on property owned or leased by a Party.

(b)            If any withholding or deduction from any payment under this Agreement by the Receiving Party in relation to any Service is required in respect of any Covered Taxes pursuant to any applicable Law, the Receiving Party shall (i) make any such required withholding or deduction from the amount payable to the Providing Party, (ii) timely pay the withheld or deducted amount to the relevant Governmental Authority and promptly forward to the Providing Party a withholding tax certificate or receipt evidencing that payment, and (iii) increase the amount payable such that the Providing Party receives an amount equal to the sum it would have received had no such Covered Taxes (taking into account, for the avoidance of doubt, any additional taxes applicable to additional sums payable under this Section 3.9(b)) been imposed, and the Receiving Party shall indemnify and hold harmless the Providing Party with respect thereto.

Article IV

DISCLAIMER AND LIMITATION OF LIABILITY

Section 4.1         Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 2.5 AND SECTION 2.6(e) (OR, IF APPLICABLE, AS OTHERWISE EXPRESSLY SET FORTH IN ANY APPLICABLE EXHIBIT HERETO), NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR LICENSES TO BE PROVIDED BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY AND EACH PARTY ACKNOWLEDGES AND AGREES THAT THE SERVICES, ARDAGH NAME AND ARDAGH LOGO ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND, THAT THE RECEIVING PARTY AND, WITH RESPECT TO THE ARDAGH NAME AND ARDAGH LOGO, AMPSA, ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS AND ITS AFFILIATES’ USE OF AND RELIANCE UPON THE SERVICES, THE ARDAGH NAME AND THE ARDAGH LOGO, AS APPLICABLE, AND THAT THE PROVIDING PARTY AND, WITH RESPECT TO THE ARDAGH NAME AND ARDAGH LOGO, AGSA, DOES NOT MAKE, AND (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY SPECIFICALLY DISCLAIMS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF NON-INFRINGEMENT, SUFFICIENCY, QUALITY, USEFULNESS, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE); PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO THE SERVICE LEVEL STANDARDS AND EITHER PARTY’S INDEMNIFICATION OBLIGATIONS.

Section 4.2         Limitation of Liability.

(a)            Except as may be otherwise expressly set forth in this Agreement and except for any Party’s fraud, gross negligence or willful misconduct, no Party shall be liable for, or required to indemnify any other Person for, any consequential, special or punitive damages hereunder (except to the extent actually awarded to a third party by a court of competent jurisdiction) due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform any of a Party’s respective obligations under this Agreement, and no Party shall be liable to the other Party for an amount in excess of the amount paid for such Services, except in the case of death, bodily injury, or damage to tangible property arising from a Party’s or its Affiliates’ fraud, gross negligence, willful misconduct or intentional breach of this Agreement.

(b)            A Receiving Party shall use commercially reasonable efforts to minimize its damages and those of any of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with, any failure by a Providing Party to comply fully with its obligations under this Agreement.

(c)            The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Article V

INTELLECTUAL PROPERTY

Section 5.1         Intellectual Property.

(a)            Each Party shall retain all right, title and interest in and to all Intellectual Property, and all software, source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries and inventions (including any modifications, improvements, enhancements or derivative works of any of the foregoing), in each case, owned or controlled by such Party and created, developed or conceived prior to, or independently outside of performing any of the Services during, the term of this Agreement or any extension thereof (“Background Intellectual Property”).

(b)            With respect to all Intellectual Property rights in data and other Intellectual Property that is generated by the Providing Party in performing a Service (“Foreground Intellectual Property”), as between the Parties, (i) the Receiving Party shall own all such Foreground Intellectual Property to the extent it is exclusively used in and related to, in the case of AMPSA, the AMP Business or, in the case of AGSA, the AGSA Retained Business and (ii) the Providing Party shall own all other such Foreground Intellectual Property, including, for the avoidance of doubt, all improvements, modifications enhancements and derivative works created, developed or conceived by or on behalf of such Providing Party to such Service. To the extent any right, title or interest in or to any Foreground Intellectual Property designated to be owned by a Party pursuant to the foregoing sentence vests in the other Party or any of its Affiliates, such other Party, on behalf of itself and such Affiliates, hereby irrevocably assigns to such first Party all such right, title and interest in and to such Foreground Intellectual Property. Each Party shall take, and shall cause its Affiliates to take, all reasonable actions requested by the other Party, at such other Party’s sole cost and expense, to effectuate or perfect such other Party’s ownership of Foreground Intellectual Property as contemplated hereunder.

(c)            Without prejudice to the foregoing, the Receiving Party hereby grants, under the Receiving Party’s Background Intellectual Property rights, a non-exclusive, non-transferable (except in accordance with Section 9.6), non-sublicensable (except to service providers of the Providing Party solely for use for the benefit of the Providing Party) license to the Providing Party to use the Background Intellectual Property owned or licensable hereunder (without requiring consent of or payment to a Third Party) by the Receiving Party solely to the extent necessary to enable the Providing Party to provide the Services in accordance with this Agreement during the term of the relevant Services hereunder. Without prejudice to the foregoing, but subject to Section 2.4, the Providing Party hereby grants, under the Providing Party’s Background Intellectual Property rights, a non-exclusive, non-transferable (except in accordance with Section 9.6), non-sublicensable (except to service providers of the Receiving Party solely for use for the benefit of the Receiving Party) license to the Receiving Party to use all Intellectual Property owned or licensable hereunder (without requiring consent of or payment to any Third Party) by the Providing Party to enable the Receiving Party to receive and use the Services and the Deliverables. Solely for purposes of the licenses granted in this Section 5.1(c), a Party’s Background Intellectual Property includes such Party’s Foreground Intellectual Property discussed in Section 5.1(b). On expiry or termination of this Agreement, the foregoing licenses shall automatically terminate; provided that, notwithstanding such expiry or termination of this Agreement or such termination of the foregoing licenses, the Receiving Party shall continue to have the right, and the Providing Party shall not object to the Receiving Party continuing, even after such expiry or termination, to use any documents, data or other tangible materials delivered to the Receiving Party by the Providing Party in connection with any of the Services (including any information included in any of the foregoing) (the “Deliverables”), unless required to do so by any Third Party that has the right and authority to require such Providing Party to so object.

Section 5.2         Ardagh Name License.

(a)           Subject to the terms and conditions of this Agreement (including Exhibit D), effective as of the date hereof and lasting for the period set forth in Section 5.2(e), AGSA hereby grants to AMPSA and each of the other AMP Entities a worldwide, non-exclusive, non-sublicensable (except as set forth in this Section 5.2) indivisible and revocable (pursuant to Article VIII) license (the “Ardagh Name License”) to use the Ardagh Name (as that term is defined in Exhibit D) solely as a part of AMPSA’s corporate name or the corporate name of any other AMP Entity, and such corporate name or names (including the Ardagh Name) may be used (i) as Internet domain names or as part of Internet domain names, (ii) on or in relation to any products and services supplied by any AMP Entity from time to time, or (iii) otherwise in the course of the conduct or operation of the AMP Business (including on, in connection with or in relation to any products and services of the AMP Business), subject in each such case to the terms of this Agreement. The Fees payable for Corporate Services during the Initial Term pursuant to Section 3.1 are inclusive of the entire consideration due in respect of the Ardagh Name License.

(b)           The AMP Entities may grant sublicenses to their respective suppliers, vendors, distributors, sub-distributors, resellers, marketing representatives and agents (collectively, “Permitted Sublicensees”) for their respective use of any of the AMP Entities’ corporate names (including the Ardagh Name) and solely for the uses set forth in Section 5.2(a) in connection with the conduct or operation of the AMP Business. Any such sublicense shall be subject to the terms and conditions of this Agreement.

(c)            None of the AMP Entities may assign the Ardagh Name License or grant any sublicense of its rights under it (other than as set forth in Section 5.2(b)) without the prior written consent of AGSA. Each of the AMP Entities shall be responsible hereunder for all actions of its sublicensees as if such actions were the actions of such AMP Entity.

(d)            For the avoidance of doubt, nothing in this Agreement shall prevent AGSA from using, and sublicensing or otherwise permitting others to use, the Ardagh Name in any way whatsoever.

(e)            Unless earlier terminated in accordance with Article VIII, the Ardagh Name License shall commence as of the date of this Agreement and shall remain in effect until the later of (i) the date that is the fourth (4th) anniversary of the date of this Agreement and (ii) (A) with respect to AMPSA, the date that AMPSA is no longer a Subsidiary of AGSA and (B) with respect to each Subsidiary of AMPSA, the date that is the earlier of (1) AMPSA no longer being a Subsidiary of AGSA or (2) such Subsidiary no longer being a Subsidiary of AMPSA.

Section 5.3         Transitional License. Subject to the terms and conditions of this Agreement (including Exhibit D) and without limiting the license or any rights granted to AMPSA and each of the other AMP Entities under Section 5.2 with respect to the Ardagh Name, effective as of the date hereof, AGSA hereby grants to AMPSA and each of the other AMP Entities a worldwide, non-sublicensable (except as set forth in this Section 5.3), indivisible license to, for a period of twelve (12) months after the date hereof unless an extension is agreed to by AGSA (and AGSA hereby acknowledges and agrees that (i) its agreement to an extension shall not be unreasonably withheld and (ii) an extension for a period of twelve (12) months shall not be considered unreasonable), continue to use, and continue to permit its and their respective suppliers, vendors, distributors, sub-distributors, resellers, marketing representatives, agents and other Persons (the “Transitional Sublicensees”) to use, the Ardagh Name and the following logo: (the “Ardagh Logo”) (including the Ardagh Name and the Ardagh Logo in combination) solely for uses generally consistent with the uses (including with respect to quality of goods and services and, with respect to the Transitional Sublicensees, solely for the benefit of the AMP Business and generally consistent with the current uses by such Persons), as applicable, of the Ardagh Name and Ardagh Logo (including in combination) in connection with the AMP Business as of the date of this Agreement (including uses on, in connection with or in relation to any products and services of the AMP Business) (the “Transitional License”). AMPSA shall, and shall cause the other AMP Entities and the Transitional Sublicensees, to use commercially reasonable efforts to transition the AMP Business reasonably promptly away from any uses by the AMP Business of the Ardagh Name and the Ardagh Logo (including in combination) that are not within the scope of the Ardagh Name License. The Fees payable for Corporate Services during the Initial Term pursuant to Section 3.1 are inclusive of the entire consideration due in respect of the Transitional License.

Article VI

CONFIDENTIALITY

Section 6.1         Specified Confidentiality Matters. The Parties acknowledge and agree that, with respect to any Services of a legal nature to be provided by employees of a Providing Party that are attorneys, the attorney-client privilege, attorney work-product protection and expectation of client confidence involving (a) general business matters of the Providing Party and arising prior to the provision of Services in accordance with Article II shall inure for the benefit of the Providing Party, and the Receiving Party and its Affiliates shall not have the right to assert any privilege or protection and no such privilege or protection may be waived by the Receiving Party and its Affiliates without the prior written consent of the Providing Party; provided that upon receipt of a disclosure request, the Receiving Party shall notify the Providing Party promptly in writing of the terms and circumstances surrounding the disclosure request so that the Providing Party may seek a protective order or other remedy, and (b) any general business matters relating to the Receiving Party and arising during or following the provision of Services in accordance with Article II shall be subject to the sole control of the Receiving Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession or under the control of the Providing Party, the Receiving Party or any of their respective Affiliates. Each of the Parties agrees to waive, and to obtain a waiver from each of its Affiliates, any conflicts of interest between the Providing Party and the Receiving Party that would otherwise give such Party or its Affiliates a basis on which to object to any Services of a legal nature to be provided hereunder.

Article VII

INDEMNIFICATION

Section 7.1         Indemnification by Receiving Party. The Receiving Party shall indemnify, defend and hold harmless the Providing Party, its Affiliates, their respective successors and permitted assigns and the Representatives of each of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all direct costs incurred by the Provider Indemnitees due to (a) the Receiving Party’s gross negligence or willful misconduct or (b) Third Party Claims arising out of, resulting from or incident to, directly or indirectly, the Providing Party providing Services hereunder, other than Third Party Claims arising out of, resulting from or incident to, directly or indirectly, (i) the gross negligence or willful misconduct of any Provider Indemnitee or any Third Party or independent contractor providing Services on behalf of the Providing Party hereunder, (ii) any breach of this Agreement by any Provider Indemnitee, (iii) any Provider Indemnitee’s failure to timely remit amounts received from the Receiving Party to the Third Party that provided such Services hereunder or (iv) any infringement, misappropriation or other violation of any Intellectual Property of any Third Party by the Receiving Party as a result of the Receiving Party’s or any member of its Group’s receipt or use of any Services (including any Deliverables, but excluding the Ardagh Name License and the Transitional License (which are addressed in Section 7.3)) or of any information or materials provided or made available to or accessible by any Provider Indemnitee to the Receiving Party hereunder, except to the extent such infringement, misappropriation or other violation results from the use of any information or materials provided, or instructions or directions given, by or on behalf of the Receiving Party. Nothing in this Article VII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of losses existing under applicable Law.

Section 7.2         Indemnification by the Providing Party. The Providing Party shall indemnify, defend and hold harmless the Receiving Party, its Affiliates, their respective successors and permitted assigns and the Representatives of each of the foregoing (collectively, the “Receiver Indemnitees”) from and against any and all direct costs incurred by the Receiver Indemnitees due to (a) the Providing Party’s gross negligence or willful misconduct, (b) Third Party Claims arising out of, resulting from or incident to, directly or indirectly, the material breach by the Providing Party of any of its obligations under this Agreement or the gross negligence or willful misconduct of the Providing Party, (c) the Providing Party’s failure to pay wages and benefits to personnel assigned to perform Services under this Agreement or (d) any infringement, misappropriation or other violation of any Intellectual Property of any Third Party by the Providing Party as a result of the Providing Party’s provision of (or causing to provide) any Services (including any Deliverables, but excluding the Ardagh Name License and the Transitional License (which are addressed in Section 7.3)) to the Receiver Indemnitees hereunder or of any information or materials provided or made available to or accessible by the Providing Party to the Receiver Indemnitees hereunder, except to the extent such infringement, misappropriation or other violation results from the use of any information or materials provided, or instructions or directions given, by or on behalf of the Receiving Party. Nothing in this Article VII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of losses existing under applicable Law or Section 4.2(b).

Section 7.3         Indemnification Regarding Ardagh Name and Ardagh Logo. AMPSA shall indemnify, defend and hold harmless the AGSA Entities, their respective successors and the Representatives of each of the foregoing (collectively, the “AGSA Indemnitees”) from and against any and all direct costs incurred by the AGSA Indemnitees due to any claim or action resulting from the use of the Ardagh Name or Ardagh Logo by or on behalf of any AMP Entity, including such use on or in connection with the products or services supplied by any AMP Entity (including product liability claims with respect to such products), excluding any claim or action to the extent alleging that the Ardagh Name or Ardagh Logo infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Third Party. Nothing in this paragraph regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of losses existing under applicable Law.

Section 7.4         Procedures for Indemnification.

(a)            Any Person seeking any indemnification under this Article VII (an “Indemnified Party”), acting through AGSA or AMPSA, as applicable, shall give the Party from which indemnification is being sought (an “Indemnifying Party”) prompt notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article VII; provided, however, that if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice within twenty (20) days after receipt by the Indemnified Party of such notice. The Claim Notice shall (i) indicate whether the matter for which indemnification is sought (an “Indemnity Claim”) results from or arises out of a Third Party claim (a “Third Party Claim”) or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of direct costs sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article VII, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.

(b)            Third Party Claims.

(i)            The Indemnifying Party shall have the right to conduct, at its sole cost and expense, the defense of a Third Party Claim, upon delivery of written notice to the Indemnified Party (the “Defense Notice”) within twenty (20) days after the Indemnifying Party’s receipt of the Claim Notice (or sooner if the nature of the Third Party Claim so requires); provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Third Party Claim (such counsel to be reasonably satisfactory to the Indemnified Party). The Indemnified Party shall be entitled to be indemnified in accordance with the terms of this Agreement for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance herewith. If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, (A) the Indemnifying Party shall keep the Indemnified Party apprised of all material developments with respect to such Third Party Claim and (B) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(ii)            The Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (A) such Third Party Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) it fails to actively and diligently conduct its defense of such Third Party Claim, (C) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim or (D) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third Party Claim, and the Indemnifying Party desires to so control such defense, the Indemnified Party shall be entitled to retain its own counsel, and the Indemnifying Party shall pay the reasonable and documented fees and expenses of one counsel (in addition to any required local counsel) of the Indemnified Party.

(iii)           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (A) settle or compromise a Third Party Claim or consent to the entry of any order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim, (B) settle or compromise any Third Party Claim if the settlement imposes equitable or other non-monetary remedies or other obligations on the Indemnified Party or (C) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed).

Article VIII

TERM AND TERMINATION

Section 8.1         Term; Termination of Services.

(a)            As provided in Section 3.1(a), the Initial Term of this Agreement shall terminate on the Assessment Date. Thereafter, subject to the other provisions of this Section 8.1, this Agreement shall automatically renew for additional one (1) year terms from such date unless (i) the Parties otherwise mutually agree in writing or (ii) a Party delivers a Termination Notice in accordance with Section 8.1(d), Section 8.1(e) or Section 8.1(f). Subject to Section 8.3, this Agreement shall automatically terminate on the date all Services have been terminated in accordance with this Section 8.1.

(b)            Notwithstanding anything to the contrary herein, if there is a Change of Control of AMPSA during the Initial Term, (i) AGSA may terminate all or any portion of this Agreement by providing not less than nine (9) months prior written notice to AMPSA and (ii)  the date on which such Change of Control of AMPSA is consummated shall automatically be deemed to be the Assessment Date for purposes of Article III. As used herein, “Change of Control of AMPSA” means any of the following events: (A) the consummation of any transaction, or series of related transactions (including a merger or consolidation), the result of which is that any Person or group of related Persons or Persons acting in concert with each other, other than one or more AGSA Entities, is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than fifty percent (50)% of the voting stock of AMPSA; (B) the sale, transfer, conveyance or other disposition, whether in one transaction or a series of related transactions, of all or substantially all of the assets of (including capital stock owned by) the AMP Entities, on a consolidated basis, to any Person or group of related Persons or Persons acting in concert with each other, other than the AGSA Entities; or (C) AMPSA is liquidated or dissolved or adopts a plan of liquidation or dissolution (other than in connection with any internal restructuring that does not change the ultimate beneficial ownership of AMPSA) or files any voluntary or involuntary petition under any bankruptcy Law. Notwithstanding anything to the contrary in this Agreement, AGSA shall not have the right to terminate the Ardagh Name License pursuant to this Section 8.1(b) until the date that is the fourth (4th) anniversary of the date of this Agreement.

(c)            Notwithstanding anything to the contrary herein, if there is a Change of Control of AGSA during the Initial Term, (i) AMPSA may terminate all or any portion of this Agreement by providing not less than nine (9) months prior written notice to AGSA and (ii) the date on which such Change of Control of AGSA is consummated shall automatically be deemed to be the Assessment Date for purposes of Article III. As used herein, “Change of Control of AGSA” means any of the following events: (A) the consummation of any transaction, or series of related transactions (including a merger or consolidation), the result of which is that any Person or group of related Persons or Persons acting in concert with each other, other than one or more Permitted Holders, is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than fifty percent (50)% of the voting stock of AGSA; (B) the sale, transfer, conveyance or other disposition, whether in one transaction or a series of related transactions, of all or substantially all of the assets of (including capital stock owned by) the AGSA Entities, on a consolidated basis, to any Person or group of related Persons or Persons acting in concert with each other, other than the Permitted Holders; or (C) AGSA is liquidated or dissolved or adopts a plan of liquidation or dissolution (other than in connection with any internal restructuring that does not change the ultimate beneficial ownership of AGSA) or files any voluntary or involuntary petition under any bankruptcy Law.

(d)           The Receiving Party may terminate its right to receive any particular Service with an effective Termination Date during the Initial Term, with the prior written consent of the Providing Party (not to be unreasonably withheld, conditioned or delayed), and on no less than nine (9) months prior written notice (or such longer notice as may be required by Law) (such notice, or any notice to terminate this Agreement as provided herein, the “Termination Notice”), setting forth in reasonable detail the Services to be terminated (the “Terminated Services”) and the Termination Date for each Terminated Service; provided that in the event of any material increase of the Fees of any Corporate Service pursuant to Section 3.1(d), the Receiving Party may terminate the applicable Services pursuant to this Section 8.1(d) without the prior written consent of the Providing Party.

(e)           Either Party may terminate this Agreement or its obligation to provide or receive any particular Service, for any or no reason, effective no earlier than the Assessment Date, by providing the other Party a Termination Notice not fewer than nine (9) months prior to the Termination Date, which notice will, if one or more Services are being terminated, set forth in reasonable detail the Terminated Services and the Termination Date for each Terminated Service. Notwithstanding anything to the contrary in this Agreement, AGSA shall not have the right to terminate the Ardagh Name License pursuant to this Section 8.1(e).

(f)            If a Party materially breaches any of its obligations under this Agreement, and, if such breach is curable, does not cure such breach within sixty (60) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate any Service affected by such breach by providing a Termination Notice to the breaching Party effective as of the tenth (10th) day following the date of such notice; provided that if such breach is a material breach by AMPSA of any of its obligations under this Agreement with respect to the Ardagh Name or Ardagh Logo, the Ardagh Name License and Transitional License, as applicable, shall terminate effective as of the date of delivery of the Termination Notice therefor.

(g)           This Agreement and any Service may be terminated by mutual consent of the Parties in writing at any time.

(h)           From and after the Termination Date, the Receiving Party shall not be obligated to pay any Fees in connection with any validly Terminated Services other than (i) Fees owed for such Terminated Services rendered but not paid for prior to the Termination Date and (ii) any Third Party costs incurred by the Providing Party in connection with the termination of such Terminated Services, solely to the extent such Third Party costs would not have otherwise been incurred but for the requirement or request to provide Services to the Receiving Party. Upon the termination of any Services hereunder, the Parties will in good faith discuss and agree on an appropriate adjustment to the Fees to reflect that such Service is no longer being provided.

Section 8.2         Migration Plan; Transition Assistance.

(a)            Upon the termination of any Services by the Receiving Party, the Receiving Party shall, to the extent the Receiving Party desires to migrate such Terminated Services from the Providing Party to the Receiving Party’s Group, develop a migration plan, which shall be in form reasonably satisfactory to the Providing Party, no later than ninety (90) days prior to the applicable Termination Date on a migration plan to facilitate an orderly and efficient transition of such Terminated Services (the “Migration Plan”). The Migration Plan shall set forth the responsibilities of each of the Parties in sufficient detail to provide each Party a clear transition roadmap at a functional level, and each Party shall appoint a migration manager to oversee the Migration Plan’s development and execution.

(b)            The Providing Party shall reasonably cooperate with the Receiving Party (including responding to any reasonable inquiries by the Receiving Party) to facilitate the transfer of responsibility for such Terminated Service from the Providing Party to the Receiving Party (or its designee) as of the applicable Termination Date. If requested by the Receiving Party, subject to applicable Law, the Providing Party will provide reasonable cooperation and use commercially reasonable efforts to assist the Receiving Party in accomplishing an orderly transition, as of the applicable Termination Date, to the Receiving Party or an alternative provider of the applicable Terminated Services, including, to the extent reasonably necessary in connection therewith, providing, upon reasonable advance notice, reasonable access during normal business hours to the Providing Party’s applicable books, records, systems, facilities and employees; provided that in the event the Providing Party determines in its reasonable discretion that affording any such access to the Receiving Party would be commercially detrimental in any material respect or violate any applicable Law or agreement to which the Providing Party or any of its Affiliates is a party, or waive or result in the waiver of any attorney-client privilege applicable to the Providing Party or any of its Affiliates, the Parties shall take such steps as are reasonably necessary to permit the Providing Party’s compliance with such request in a manner that avoids any such detriment, harm or consequence.

(c)            The Providing Party shall, upon the reasonable request of the Receiving Party, use commercially reasonable efforts to cooperate with the Receiving Party to support any transfer of data concerning the relevant Terminated Services to the Receiving Party; provided that the Providing Party shall bear the fees, costs and expenses associated with the extraction and transfer of such data to the Receiving Party, and the Receiving Party shall bear the fees, costs and expenses associated with the receipt and any transformation and remediation of such data (including any transformation or remediation requested by the Receiving Party prior to extraction and transfer). Subject to Article V and Article VI, if reasonably requested by the Receiving Party, the Providing Party shall deliver, or cause to be delivered, to the Receiving Party, within such time periods as the Parties may reasonably agree, all records, data, files and other information received or generated for the primary benefit of the Receiving Party in connection with the provision of such Terminated Services; provided, however, that the Providing Party (i) shall not be obligated to deliver, or cause to be delivered, any information that is proprietary or privileged or subject to any restrictions on disclosure or use arising from any legal, contractual or fiduciary obligation of the Providing Party and (ii) may retain a copy of any such records, data, files or other information to the extent required by applicable Law, consistent with its existing record retention policies and related to its own business, assets or liabilities.

Section 8.3         Survival. Articles I (Definitions), III (Fees and Payment), IV (Disclaimer and Limitation of Liability), V (Intellectual Property), VI (Confidentiality), VII (Indemnification), VIII (Term and Termination) and IX (Miscellaneous) shall survive the expiration or any termination of this Agreement. Subject to applicable Law and the relevant statute of limitations, the indemnification obligations of the Parties set forth in Article VII (Indemnification) shall expire six (6) months after the termination of this Agreement. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all of the Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

Article IX

MISCELLANEOUS

Section 9.1         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by e-mail or other means of wire transmission, and by internationally recognized courier service, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by email or other means of wire transmission (provided no “bounceback” or other notice of nondelivery is received); or (c) two (2) Business Days after delivery to the courier service. Notices shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1).

If to AGSA, to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg

Attention:	Hermanus Troskie
Torsten Schoen
Email:	herman.troskie@maitlandgroup.com
torsten.schoen@ardaghgroup.com

If to AMPSA, to:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg

Attention:	Oliver Graham
David Bourne
Email:	oliver.graham@ardaghgroup.com
david.bourne@ardaghgroup.com

Section 9.2         Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses or Exhibits shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit to this Agreement. The word “or” is not exclusive and is deemed to have the meaning “and/or” unless expressly indicated otherwise. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. References to “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to a Person are also to its successors and permitted assigns.

Section 9.3         Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may execute and deliver signed counterparts of this Agreement to the other Party by electronic mail or other electronic transmission in portable document format (.PDF).

Section 9.4         Entire Agreement. This Agreement (including the Exhibits hereto) and the other agreements specifically referenced herein, when executed, and any other instrument delivered in connection herewith or therewith embodies the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof, and supersedes any agreements, representations, warranties or understandings, oral or written, among the Parties entered into prior to the date hereof. Each Exhibit attached hereto or referenced herein is hereby incorporated into and shall form a part of this Agreement by reference; provided that the terms contained in any Exhibit shall only apply with respect to the Services provided under such Exhibit. In the event of a conflict between the terms contained in an individual Exhibit and the terms in the body of this Agreement, the terms in this Agreement shall control.

Section 9.5         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.6         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any purported assignment or other transfer without such consent shall be void and unenforceable. Except for Article VII which is intended to benefit, and to be enforceable by, the parties specified therein, this Agreement shall be binding upon and inure solely to the benefit of each Party and, subject to the foregoing sentence, their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Section 9.6 shall limit the right of any Party to provide, subject to the terms of this Agreement, any applicable Services through a Third Party pursuant to Section 2.3 or a subcontractor pursuant to Section 2.6(b).

Section 9.7      Amendment. This Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Parties.

Section 9.8      Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other Parties in writing by the Party making such waiver.

Section 9.9      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the Laws of the Grand Duchy of Luxembourg. Any Action arising in connection with this Agreement shall be submitted to the jurisdiction of the courts of Luxembourg City.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

ARDAGH GROUP S.A.

By:	/s/ Hermanus Troskie
Name: Hermanus Troskie
Title: Director

ARDAGH METAL PACKAGING S.A.

By:	/s/ Yves Elsen
Name: Yves Elsen
Title: Director

[Signature Page to Services Agreement]

Exhibit A

AGSA Services

Exhibit A-1

Exhibit B

AMPSA Services

Exhibit B-1

Exhibit C

Shared Space Leases

Exhibit C-1

Exhibit D

Ardagh Name License

Exhibit D-1